Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ucommune International Ltd. on Form S-8 of our report dated May 10, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the combined and consolidated financial statements of Ucommune International Ltd. as of December 31, 2020 and 2021 and for the years ended December 31, 2019, 2020 and 2021 appearing in the Annual Report on Form 20-F of Ucommune International Ltd. for the year ended December 31, 2021.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

August 23, 2022